EXHIBIT 12.1




                                C. R. BARD, INC.



               Computation of Ratio of Earnings to Fixed Charges


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
 ($000's)

                                          Three Months                                       Years
                                         Ended March 31,                              Ended December 31,
                                       ------------------  ------------------------------------------------------------------------
                                              1996             1995           1994           1993           1992           1991
                                       ------------------  -----------   -----------   -------------   -------------   ------------

 Earnings before taxes . . . . . . .        $ 10,600         $123,500      $ 104,100       $101,400       $120,200       $ 88,700

 Add (deduct):
 Fixed charges . . . . . . . . . . .           8,000           31,500         23,200         18,700         19,900         21,200

 Undistributed earnings of less
   than 50% owned companies
   carried at equity   . . . . . . .            (200)            (800)          (400)          (200)          (500)          (500)

 Interest capitalized  . . . . . . .              --               --           (200)            --           (300)          (900)
                                            --------         --------       --------       --------       --------       --------
 Earnings available
   for fixed charges   . . . . . . .        $ 18,400         $154,200      $ 126,700       $119,900       $139,300       $108,500
                                            ========         ========       ========       ========       ========       ========

 Fixed charges:
   Interest, including amounts
   capitalized   . . . . . . . . . .        $  6,000         $ 24,200      $  16,500       $ 12,500       $ 13,700       $ 14,800

   Proportion of rent expense deemed
   to represent interest factor  . .           2,000            7,300          6,700          6,200          6,200          6,400
                                            --------         --------       --------       --------       --------       --------

 Fixed charges . . . . . . . . . . .        $  8,000         $ 31,500      $  23,200       $ 18,700       $ 19,900       $ 21,200
                                            ========         ========       ========       ========       ========       ========

 Ratio of earnings to fixed charges             2.30<F1>         4.89           5.46           6.41           7.00           5.12
                                            ========         ========       ========       ========       ========       ========




<F1> During the three months ended March 31, 1996, the Company (i) received royalty payments of $9,900,000 related to sales of angioplasty balloon catheter technology for prior periods, (ii) reorganized its global cardiology business and recorded a $31,000,000 write down of assets related to its guidewire technology and (iii) recorded miscellaneous charges amounting to $6,000,000 primarily related to legal settlements. Excluding the effect of these unusual items, for the three months ended March 31, 1996 earnings before taxes would have been $37,700,000 and the ratio of earnings to fixed charges would have been 5.69.

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